Exhibit 10.1


                     SEVERANCE AGREEMENT, RELEASE AND WAIVER

         This Severance Agreement, Release and Waiver ("Agreement") is voluntarily entered into by the parties this 10th day of July, 2006, by and between AMCORE Bank, N.A., its parent, subsidiaries and affiliates, ("AMCORE"), and Joseph McGougan ("Executive").

         Whereas, Executive was employed by AMCORE as an Executive Vice President of AMCORE Bank, N.A.; and

         Whereas, Executive's employment with AMCORE terminated as of June 30, 2006; and

         Whereas, AMCORE wishes to provide Executive with a severance package and Executive wishes to release, compromise, and settle any and all claims or disputes existing between them;

         NOW, THEREFORE, in consideration of the foregoing recitals and the premises and covenants set forth below, the parties agree as follows:

         1. AMCORE's Undertakings: On or after the Effective Date (as defined in
Section 8) AMCORE shall perform the undertakings described in this Section 1.

                  1.1 AMCORE shall pay to Executive the gross sum of $230,000.00, minus all withholdings and deductions required by law (the "Severance Payment"), payable in equal installments over twelve months (the "Severance Payment Period") on the same schedule as that applicable from time to time to AMCORE's salaried executive employees. The parties acknowledge that the Severance Payment is equivalent to Executive's base salary as of his termination date for the Severance Payment Period, but that Executive shall not be entitled to any other compensation or benefits during the Severance Payment Period other than as specifically described in this Agreement. All amounts will be direct deposited into Executive's bank account used for normal payroll deposits unless Executive submits other written directions.

                  1.1.a Per the Deferred Plan Document, payout of Executive's deferred compensation balance under the plan document in effect prior to January, 2005 may be in five annual payments if that is Executive's preference. Should a lump sum payment be preferred, please note that preference on the attached Payment Election Form. Your balance in that plan is on or about $1,204,538.16 (actual number will be calculated using a daily valuation for a June 30, 2006 effective date). Balances in the current plan must be paid out in a lump sum, which will be done within 30 days of termination. The balance is $28,964.92. As stated previously, the actual balance in this plan will be calculated using a daily valuation for a June 30, 2006 effective date.

                  1.2 If Executive makes a timely election to continue his group health insurance coverage under the federal law commonly known as "COBRA," AMCORE shall pay the Executive an amount equal to the first eighteen (18) months of Executive's COBRA premiums for family coverage for both medical and dental insurance. These payments will be made in equal installments over twelve months.

                  1.3 AMCORE shall pay Executive's car allowance through June 30, 2006, at the rate AMCORE would have paid had Executive been actively employed through that date. AMCORE shall also continue to pay Executive's current country club dues through December 31, 2006, at the rates and in accordance with AMCORE's policies for the payment of country club dues for its actively employed executive employees, as if Executive had remained actively employed through that date.

                  1.4 AMCORE and Executive acknowledge that Executive is entitled to participate on a pro rata basis in AMCORE's Short Term Incentive Plan and Long Term Incentive Plan (the "Incentive Plans"). AMCORE agrees that it will prorate Executive's bonuses, if any, under such Incentive Plans as if Executive had remained employed through June 30, 2006 except for the Long-term incentive plan which cycle began January 1, 2006. there will be no pro-rata paid for this. Executive understands and acknowledges that, in accordance with the terms of the Incentive Plans, any compensation payable under such Incentive Plans shall not be paid at least until calendar year 2007, and shall be calculated on a pro rata basis based upon AMCORE's performance during the entire calendar year for 2006. All payments will be made at the same time and in the same manner as other participants in the Plans.

                  1.5 AMCORE shall reimburse Executive for his normal and necessary business expenses incurred through June 30, 2006, in accordance with AMCORE's normal policies and procedures for the reimbursement of such expenses and upon receipt of such proper documentation for the expenses as is required by such policy.

                  1.6 AMCORE shall provide to Executive either Level Three outplacement services provided through Furst Transitions, 6870 Rote Road, Rockford, IL or the equivalent ($7,500) of services through Jim Mohr. This outplacement service is provided on a voluntary basis. Executive must call Furst Transitions on or before 14 days following the Effective Date in order for these services to be provided courtesy of AMCORE. Detailed information regarding these services is provided separate from this document.

         2. Executive's Additional Undertakings. As of the Effective Date, Executive agrees to the following undertakings and obligations.

                  2.1 Release and Waiver. Executive hereby releases, acquits, and forever discharges AMCORE, its officers, directors, shareholders, agents, employees, affiliated and subsidiary companies, successors or assigns, from any and all claims, charges, demands, damages, debts, liabilities, obligations, costs, expenses, attorneys' fees, rights in law or equity, actions and causes of action of every kind and nature whatsoever, whether or not now or heretofore known, suspected or unsuspected, by reason of anything whatsoever from the beginning of time up to the date hereof, including, but not limited to, the termination of Executive's employment with AMCORE. THIS INCLUDES, BUT IS NOT LIMITED TO, TORT CLAIMS (INCLUDING WITHOUT LIMITATIONS CLAIMS FOR LIBEL AND DEFAMATION), CONTRACTUAL AND QUASI-CONTRACTUAL CLAIMS, AND STATUTORY CLAIMS, INCLUDING, BUT NOT LIMITED TO, CLAIMS UNDER THE ILLINOIS HUMAN RIGHTS ACT, THE WAGE PAYMENT AND COLLECTION ACT, THE WHISTLE-BLOWERS ACT, ANY OTHER APPLICABLE STATE OR LOCAL STATUTE, CODE, REGULATION OR ORDINANCE, THE FAIR LABOR STANDARDS ACT, THE FAMILY AND MEDICAL LEAVE ACT OF 1993, THE AMERICANS WITH DISABILITIES ACT, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, SARBANNES-OXLEY, AND ANY OTHER APPLICABLE FEDERAL STATUTE OR REGULATION; provided, however, that the parties agree and acknowledge that Executive by signing this Agreement does not waive or release any claim: 1) to vested benefits under any employee benefit plan that is regulated by the Employee Retirement Income Security Act; or 2) that first arises after the date Executive signs this Agreement.

                  2.1.a Notwithstanding any other provision of the Agreement, including without limitation Section 2.1, the parties agree that in no event shall Executive be deemed to have released, acquitted, and/or discharged AMCORE from and against any claim by Executive for defense of and/or indemnification from any claims asserted by third parties for actions taken by Executive both during his employment with AMCORE and within the scope of such employment. Nothing in this provision is intended to expand Executive's rights to defense and/or indemnification beyond those he would have had, had he continued to be actively employed by AMCORE.

                  2.2 Non-Disparagement. Executive agrees that he will not make or publish any written or oral statement or remark (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which is or may be disparaging, deleterious or damaging to the integrity, reputation or good will of AMCORE or its employees or management.

                  2.3 Agreement Not to Sue. Executive agrees that he shall neither file nor instigate the filing of any suit, claim, or charge based upon or related to his employment against AMCORE, its officers, employees, or agents, with any federal, state, or local court or administrative agency, body, or tribunal.

                  2.4 Agreement Not to Seek Reinstatement. Executive agrees that he shall not apply for or seek reinstatement, reemployment or employment with AMCORE or any division, department, or subsidiary thereof after the time of the execution of this Agreement.

                  2.5 Agreement to Return Property. Executive agrees immediately to return any and all AMCORE property in his possession and control, including, but not limited to, all originals and copies of any files, memos, or other documents (including all electronically stored information such as computer programs and files) he may have in his possession.

                  2.6 Agreement To Cooperate. Executive agrees that, if asked, he will cooperate in transitioning all matters under his authority. Executive agrees that he will provide his full cooperation and knowledge to AMCORE regarding any matter in which he was involved while employed should AMCORE deem such cooperation and/or knowledge necessary or desirable for a period of two years from the Effective Date.

                  2.7 Confidentiality of this Agreement. Except as otherwise required by law, Executive agrees to keep the existence and provisions of this Agreement confidential and not disclose the existence or content of this Agreement to any other person other than his spouse and tax and legal advisors, each of whom shall agree to maintain the same level of confidentiality.

                  2.8. Limited Noncompetition and Nonsolicitation Agreement

                        2.8.1 Acknowledgements. Executive acknowledges that AMCORE is currently engaged in the business of brokering, marketing, and issuing and re-selling residential and commercial real estate mortgages (collectively, the "Business"). Executive acknowledges that the position held by him was one of trust and confidence and that AMCORE disclosed to Executive, and Executive had access to, confidential information of a technical or business nature relating to the Business that is not known to the industry at large and which Executive did not know prior to his employment with AMCORE. Such information ("Confidential Information ") may concern lists and other identifications of customers and prospects, customer histories, pricing techniques and processes, specialized business methods, techniques, plans and know-how relating to the business of AMCORE, advertising and marketing materials and concepts, customer information, methods for developing and maintaining business relationships with customers and prospects, procedural manuals, employee training and review programs and techniques, technical product and service information, AMCORE's internal financial information and other confidential and/or proprietary information and/or trade secrets of AMCORE. Executive recognizes that this Confidential Information constitutes a valuable and unique asset of AMCORE developed and perfected over considerable time at substantial expense to AMCORE. Executive further acknowledges that AMCORE has, with considerable effort and at significant expense, developed "good will" and long-term relationships with its customers.

                        2.8.2 Limited Agreement Not to Compete. For a period of one year from the Effective Date, Executive agrees that he will not directly or indirectly engage in, or have any interest in any person, firm, corporation, limited liability company, limited liability or general partnership, business or other entity (collectively, a "Person") (whether as an employee, officer, director, member, manager, agent, independent contractor, partner, investor, lender, consultant, or otherwise) that engages in any activity that competes with or is competitive with the Business anywhere within a region consisting of a fifty (50) mile radius of Rockford, IL (the "Restricted Territory"). For purposes of this paragraph, prohibited activities will be deemed to be occurring within the Restricted Territory if the Executive or Person: i) has any fixed or permanent location within the Restricted Territory from which he or it conducts activities that compete with the Business; ii) actually conducts any competitive activities within the Restricted Territory; and/or iii) issues a mortgage to any customer that is located within the Restricted Territory. In the event that Executive violates this paragraph, Executive agrees that the period of proscription shall be extended to a period of one year from the date that he ceases (whether voluntarily, by court order or otherwise) to engage in or do those acts constituting the violation of this paragraph. Notwithstanding the foregoing, Executive may own 1% or less of the issued and outstanding shares of stock in any publicly traded company, regardless of whether such company engages in the activities described in this paragraph.

                        2.8.3 Agreement Not to Solicit Customers. Executive agrees that, for a period of one year from the Effective Date, he will not directly or indirectly (whether on his own account or as an employee, consultant, partner, joint venturer, owner, officer, director, member, manager, investor, creditor or stockholder of any other Person) solicit, divert, or take away or attempt to solicit, divert, or take away from AMCORE the business of any Person who was a customer or a prospect of AMCORE at the time Executive's employment with AMCORE ended. For purposes of this paragraph, a Person will be deemed to have been a customer or prospect of AMCORE at the time Executive's employment ended if: 1) AMCORE held a mortgage for real estate owned (legally or beneficially) by such Person at any time in the one-year period prior to the end of Executive's employment; or 2) AMCORE had identified the Person as a potential customer and was actively soliciting such Person to become a customer of AMCORE. Notwithstanding the foregoing, the parties agree that this restriction applies only to solicitations the purpose of which is to conduct activities that compete with or are competitive with all or any portion(s) of the Business. In the event that Executive violates this paragraph, Executive agrees that the period of proscription shall be extended to a period of three years from the date that he ceases (whether voluntarily, by court order or otherwise) to engage in or do those acts constituting the violation of this paragraph.

                        2.8.4 Agreement to Maintain Confidentiality. Executive will at all times keep confidential all of AMCORE's proprietary and/or confidential information and trade secrets that he may have learned at any time during the course of his employment. Executive shall not communicate or divulge such information to any other person, other than as specifically directed or permitted by AMCORE. Executive understands and agrees that all files, records or other documents containing such proprietary or confidential information and trade secrets shall remain the exclusive property of AMCORE. Executive agrees that the types of information covered by these restrictions include without limitation strategic plans, marketing plans, and market analyses.

                        2.8.5 Agreement Not to Solicit Employees. Executive agrees that for a period of two years from the Effective Date, Executive will not induce, or attempt to induce, directly or indirectly, any employee, consultant or agent of AMCORE to terminate any relationship with AMCORE. In the event that Executive violates this paragraph, Executive agrees that the period of proscription shall be extended to a period of two years from the date that he ceases (whether voluntarily, by court order or otherwise) to engage in or do those acts constituting the violation of this paragraph.

                  2.9 Executive acknowledges that he is involved in a number of community organizations and activities, and that his involvement in such activities reflects an implicit representation of AMCORE in the community. Executive further covenants and agrees that he will resign, at the request of AMCORE, from all community boards, organizations and activities in which he is involved, including without limitation the Rockford Chamber of Commerce, but that he will also cooperate with AMCORE by identifying to AMCORE all such activities and tendering such resignations in a fashion that will permit AMCORE to suggest other AMCORE employees who might substitute for Executive on such boards, organizations and/or activities. The parties agree that this undertaking shall not require Executive to resign from any involvement that he may have with his church. Executive may identify other activities that he believes are unrelated to AMCORE's involvement in the community, and he will not be required to resign from such activities that AMCORE approves in writing.

         3. Notice to Executive. THIS DOCUMENT HAS SPECIFIC LEGAL CONSEQUENCES. Executive acknowledges that he is a highly-educated and sophisticated individual whose career has consisted of reading, interpreting and working with legal documents, that he has had a sufficient opportunity to review this Agreement and its contents, and that he understands the contents of this Agreement and their legal effect. Executive acknowledges that all of his questions regarding this Agreement have been answered.

         4. Cooling Off Period:

                  4.1 AMCORE will hold this offer open until July 12, 2006. Executive has until this expiration date to decide whether or not to accept this offer. However, no benefits will be paid until 7 calendar days after Executive has signed this Agreement.

                  4.2 Executive acknowledges that he had 21 calendar days from the date in which AMCORE first presented this document to him in which to consider the terms contained herein, and that he did not have to sign this document until the expiration of that 21-day period. Executive's signature below constitutes his acknowledgement of that 21-day period. This offer will expire by its own terms if AMCORE has not received a signed original of this Agreement by the close of business July 12, 2006.

                  4.3 Executive understands that, even if he signs this Agreement, he can revoke his acceptance by submitting a written revocation to AMCORE within 7 calendar days after signing the Agreement. To be effective, the written revocation must be received by James Waddell at AMCORE within 7 calendar days of Executive's signing the Agreement.

                  4.4 This document has specific legal consequences, and you should consult an attorney before signing it. Executive represents and warrants that he has had the opportunity to seek the assistance and advice of his own legal counsel and that the terms of this Agreement have been explained to him.

         5. No Admission: AMCORE admits no liability as a result of this Agreement and its performance of the terms contained herein.

         6. Tax Consequences: AMCORE makes no representations regarding the tax treatment of any payments made to Executive pursuant to this Agreement. Executive understands that all payments made to Executive will be reported to the appropriate authorities as income to Executive.

         7. Allocation of Consideration. Payments made to Executive pursuant to this Agreement which exceed any compensation otherwise owed to Executive shall be evenly allocated among Executive's undertakings under Section 2 of this Agreement. Executive acknowledges that AMCORE is under no legal obligation to make the payments described in Sections 1.1 through 1.3 of this Agreement, and that such payments represent gratuitous payments by AMCORE in exchange for Executive's undertakings hereunder.

         8. Effective Date. The Effective Date of this Agreement shall be the date seven calendar days after Executive has signed the Agreement, unless Executive has revoked his acceptance of the Agreement pursuant to Section 4.3.

         9. No Assignment. Executive represents and warrants to AMCORE that he has not assigned any interest in any claim that he is releasing herein.

         10. General Provisions:

                  10.1 Governing Law. This Agreement is executed under and shall be construed, interpreted and enforced according to the substantive laws of the State of Illinois, without respect to choice of law principles, and shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns.

                  10.2 Entire Agreement. This Agreement contains the entire agreement of the parties and may not be modified, supplemented, or otherwise amended except in a document signed by both parties.

                  10.3 Duplicate Originals. This Agreement may be executed on separate duplicate originals.

                  10.4 Severability and Blue-Penciling. If any provision(s) of this Agreement as applied to any part or to any circumstances are adjudged by a court of competent jurisdiction to be invalid or unenforceable, the court shall have the authority to reform the invalid or unenforceable part to make it valid and enforceable, while giving the maximum permitted effect to the original intent of the parties in making the provision. In the event any provision(s) of this Agreement as applied to any part or to any circumstances are adjudged by a court of competent jurisdiction to be invalid or unenforceable, and they cannot be reformed in a fashion to make them valid and enforceable, the same will in no way affect any other provisions of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement. The foregoing clause is not intended to be an admission or evidence that the geographic extent or duration of this Agreement is unreasonable.

                  10.5 Venue. For the purpose of any suit, action or proceeding arising out of or relating to this Agreement, AMCORE and Executive irrevocably consent and submit to the jurisdiction and venue of any state or federal court of competent jurisdiction located within Winnebago County, Illinois, and agree that such courts shall have exclusive jurisdiction to entertain any such suit, action or proceeding. Executive agrees that service of the summons and complaint and all other process that may be served in any such suit, action or proceeding may be effected by mailing by registered mail a copy of such process to Executive at his last known home address. Executive irrevocably waives any objection which he or she may now or hereafter have to the venue of any such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding brought in such court has been brought in an inconvenient forum and agrees that service of process in accordance with this Section will be deemed in every respect effective and valid personal service of process upon the Executive. Nothing in this Agreement will be construed to prohibit service of process by any other method permitted by law. The provisions of this Section will not limit or otherwise affect the right of AMCORE to institute and conduct an action in any other appropriate manner, jurisdiction or court. Executive agrees that final judgment in such suit, action or proceeding will be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

                  10.6 WAIVER OF JURY TRIAL. AMCORE AND EXECUTIVE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LITIGATION RELATING TO THIS AGREEMENT. IN SO DOING, EACH PARTY INTENDS THAT ANY CLAIMS AND DISPUTES ARISING HEREUNDER WILL BE RESOLVED BY A JUDGE ACTING WITHOUT A JURY IN ORDER TO AVOID THE DELAYS, EXPENSES AND RISKS OF MISTAKEN INTERPRETATION THAT EACH PARTY ACKNOWLEDGES ARE MORE LIKELY WITH A JURY TRIAL THAN WITH A NON-JURY TRIAL.

                  10.7 Remedies. Executive acknowledges that it would be impracticable or extremely difficult to fix the actual damages resulting from a breach of the covenants made in this Agreement, and that such breach would likely cause irreparable harm to AMCORE. Accordingly, Executive understands and agrees that AMCORE shall have the right to terminate any remaining payments due to Executive (including without limitation payments under the Incentive Plans), recover all amounts already paid to Executive and, in addition to such termination and recovery, enjoin him in addition to any other rights AMCORE may have. AMCORE shall be entitled to all its costs and reasonable attorneys' fees in any action to enforce this or any other provision of this Agreement.

         IN WITNESS WHEREOF, this Agreement has been executed the day and year first written above.



                                        AMCORE BANK, N.A.:

                                        By /s/ James Waddell
                                          ----------------------------------
                                        James Waddell
                                        Chief Administrative Officer


                                        Executive:


                                        /s/ Joseph McGougan
                                        ------------------------------------
                                        Joseph McGougan


State of Illinois )
                  )  SS.
County of Winnebago )

                  I, the undersigned, a Notary Public, in and for said County and State aforesaid, DO HEREBY CERTIFY THAT Joseph McGougan, who is personally known to me to be the same person whose name is subscribed to the foregoing Severance Agreement, Release and Waiver, as having executed the same, appeared before me this day in person and acknowledged that they signed, sealed and delivered the said instrument as their free and voluntary act for the purposes therein set forth, including the release and waiver of certain rights as specified therein.

                  Given under my hand and Notarial Seal this ___10th___ day of July, 2006.

                                              /s/ Laura J. Petrie
                                              -------------------------
                                              Notary Public